Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Capital Bank Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-125195, No. 333-42628, No. 333-82602, No. 333-102774 and No. 333-76919) on Forms S-8 of Capital Bank Corporation of our report, dated November 11, 2005, relating to our audit of the consolidated balance sheet of 1st State Bancorp, Inc. and subsidiary as of September 30, 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year ended September 30, 2005, which report is included in this Form 8-K/A of Capital Bank Corporation dated January 3, 2006.

/s/ McGladrey & Pullen, LLP

Charlotte, North Carolina

January 10, 2006